        Exhibit 10.1

Certain confidential information contained in this exhibit has been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.
EXECUTION VERSION
CONFIDENTIAL
December 21, 2022
EPI Health, LLC
(as Licensor)
and
Sato Pharmaceutical Co., Ltd
(as Licensee)
____________________________________
LICENSE AGREEMENT
____________________________________

CONTENTS

1. DEFINITIONS	1
2. GRANT OF LICENSE	9
3. DILIGENCE	11
4. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCT	12
5. EXCHANGE OF SCIENTIFIC INFORMATION	13
6. INVENTIONS; ACCESS TO IMPROVEMENTS; PATENTS	14
7. TRADEMARKS	19
8. SERIOUS ADVERSE EVENT REPORTING	21
9. REPRESENTATIONS AND WARRANTIES	22
10. CONFIDENTIALITY OBLIGATIONS OF SATO	24
11. CONFIDENTIALITY OBLIGATIONS OF EPI HEALTH	25
12. PRESS RELEASES	27
13. PAYMENTS	27
14. INDEMNIFICATION	30
15. LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES; DISCLAIMER	32
16. TERM; EXPIRATION.	32
17. EARLY TERMINATION	34
18. OBLIGATIONS UPON EARLY TERMINATION	34
19. FORCE MAJEURE	36
20. GENERAL PROVISIONS	36
21. GOVERNING LAW	38
22. DISPUTE RESOLUTION; JURISDICTION	38

Annexes

Annex 1: EPI Health Patents
Annex 2: EPI Health Trademarks
Annex 3: Specifications
Annex 4: Press Release

i

LICENSE AGREEMENT
This License Agreement is entered into and dated as of December 21, 2022 (the “Effective Date”) by and between EPI Health, LLC, a wholly-owned subsidiary of Novan, Inc. and limited liability company having an address at 134 Columbus Street, Charleston, SC 29403, USA (“EPI Health”), and Sato Pharmaceutical Co., Ltd, a Japanese corporation having an address at 1-5-27, Moto-Akasaka, Minato-ku, Tokyo 107-0051, Japan (“Sato”). EPI Health and Sato are also referred to individually as a “Party” and together as the “Parties”.
WITNESSETH THAT:
WHEREAS, EPI Health owns or controls certain proprietary patents, know-how and information relating to its product for the treatment of rosacea known in the United States as RHOFADE®; and
WHEREAS, Sato desires to obtain from EPI Health a license to develop and commercialize such product in Japan, and EPI Health desires to grant such license and an option to Sato.
NOW, THEREFORE, it is agreed between the Parties as follows:
1.DEFINITIONS
The following terms as used in this Agreement (as hereinafter defined) shall have the meanings set forth in this Article 1 (which meanings shall be applicable both to the singular and the plural forms of such terms):
1.1“Accountant” has the meaning set forth in Section 13.8.
1.2“Additional License Agreement” has the meaning set forth in Section 2.9(ii).
1.3“Additional Licensed Territories” shall mean, collectively, the following territories: China, Hong Kong, Republic of Korea, Taiwan, Singapore, Indonesia, Thailand, Philippines, Malaysia, Australia and New Zealand.
1.4“Affiliate” means, with respect to a Party, any Person that directly or indirectly is controlled by, controls or is under common control with such Party, for so long as such control continues. For the purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity; provided that, if local Laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Laws, be owned by foreign interests, but only if such lower percentage provides such Person with the power to direct the management and policies of such entity. For the avoidance of doubt, Novan, Inc. is an Affiliate of EPI Health.
1.5“Agreement” means this License Agreement, including all of its Annexes.

1.6“Approved Label” means the label included in the Marketing Approval for the Licensed Product in the Licensed Field in the Licensed Territory.
1.7“Bankruptcy Laws” has the meaning set forth in Section 18.3.
1.8“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of North Carolina, U.S., or in Tokyo, Japan are authorized or obligated by Laws to close.
1.9“CEO” has the meaning set forth in Section 22.1.
1.10“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement to develop, manufacture, commercialize or seek intellectual property protection for the Licensed Product, the level of effort required to carry out such obligation in a sustained manner consistent with the efforts that a similarly situated company devotes to a product of similar market potential, profit potential, or strategic value at a similar stage in its development or commercialization. For purposes of illustration only, Commercially Reasonable Efforts requires, with respect to such an obligation, that a Party reasonably and in good faith: (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and seek to achieve reasonable objectives for carrying out such obligation, and (c) reasonably make and implement decisions and allocate resources designed to advance progress with respect to such objectives, all taking into account issues of available intellectual property coverage, safety and efficacy information, targeted product profile, the competitiveness of the marketplace, other technical, legal, scientific and/or medical factors and the pricing and reimbursement status for the relevant product. In evaluating whether a Party has used Commercially Reasonable Efforts, due consideration will be given to any delays by the other Party in performing its obligations under this Agreement that adversely impact the first Party’s ability to perform its obligations under this Agreement.
1.11“Competing Product” means any product (other than the Licensed Product) [***].
1.12“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated as of August 1, 2022 between Sato and Novan, Inc., an Affiliate of EPI Health.
1.13“Confidential Information” means any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by or on behalf of the other Party (the “Disclosing Party”) including all information concerning Licensed Product and any other technical or business information of whatever nature. All Licensed Rights, EPI Health Know-How, EPI Health Scientific Information, Specifications and Sole Inventions made by EPI Health shall be deemed EPI Health Confidential Information. All Sato Know-How, Sato Scientific Information and Sole Inventions made by Sato shall be deemed Sato Confidential Information.
1.14“Control” means possession of the ability to grant a license, sublicense or access as provided for under this Agreement without (a) violating the terms of any agreement or other arrangement with any Third Party or (b) increasing at any time the amount of any payments required under any such agreement or arrangement that is entered into after the Effective Date.
1.15“Cover”, “Covered” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture, or method, would infringe a Valid Claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof).
1.16“Damages” has the meaning set forth in Section 14.1.
1.17“Dispute” has the meaning set forth in Section 22.1.
1.18“Drug Approval Application” means an application for Marketing Approval required before commercial sale or use of the Licensed Product as a drug in a regulatory jurisdiction or country.
1.19“Effective Date” has the meaning set forth in the Preamble.
1.20“[***]” has the meaning set forth in Section 2.3(v).
1.21“Election Time Period” has the meaning set forth in Section 14.3(i).
1.22“EPI Health Confidential Information” has the meaning set forth in Section 10.1(i).
1.23“EPI Health Indemnitees” has the meaning set forth in Section 14.2.
1.24“EPI Health Know-How” means Information that (i) is necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Product in the Licensed Field in the Licensed Territory, and (ii) is within the Control of EPI Health during the Term of this Agreement. Notwithstanding anything herein to the contrary, EPI Health Know-How shall exclude EPI Health Patents, but shall include the EPI Health Scientific Information.
1.25“EPI Health License” has the meaning set forth in Section 2.3.
1.26“EPI Health Licensee” means any Third Party to which EPI Health has granted a sublicense or other rights under the EPI Health Patent or EPI Health Know-How for development or commercialization of the Licensed Product outside of the Licensed Territory inside or outside the Licensed Field.
1.27“EPI Health Patent” means a Patent which claims inventions necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Products within the Licensed Field in the Licensed Territory, and that is Controlled by EPI Health during the Term of this Agreement, including without limitation EPI Health’s interest in any Joint Patents. The Parties acknowledge and agree that the EPI Health Patents as of the Effective Date include the Patent listed in Annex 1.
1.28“EPI Health Scientific Information” means such Scientific Information that is generated and/or compiled by or on behalf of EPI Health as of the Effective Date as well as Scientific Information generated and/or compiled by or on behalf of EPI Health that is Controlled by EPI Health during the Term of this Agreement, that is necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Product in the Licensed Field.
1.29“EPI Health Trademarks” means the trademarks set forth on Annex 2, as updated from time to time to reflect trademarks obtained and registered in the Licensed Territory by EPI Health for use with Licensed Products in the Licensed Field during the Term of this Agreement (excluding for clarity trademarks generally used by EPI Health in its business or for use with products that are not Licensed Products).

1.30“FCPA” has the meaning set forth in Section 9.3(iii).
1.31“First Commercial Sale” means the first arm’s length commercial sale of a Licensed Product by Sato, an Affiliate of Sato or a sublicensee to a Third Party (including without limitation any final sale to a distributor or wholesaler under any non-conditional sale arrangement) in the Licensed Territory where Marketing Approval of such Licensed Product has been obtained by Sato, an Affiliate of Sato or a sublicensee.
1.32“Force Majeure” has the meaning set forth in Section 19.1.
1.33“Generic Product” means any product approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in the Licensed Territory that is sold in the Licensed Territory (or is commercially available in the Licensed Territory via import from another country) by any Third Party that is not a sublicensee of, or otherwise authorized by, Sato or its Affiliates that did not purchase such product in a chain of distribution that included Sato or any of its Affiliates or its or their sublicensees and such product has received Marketing Approval in an abbreviated licensure procedure as a product that is interchangeable with respect to the Licensed Product and in reliance upon the prior Marketing Approval (or Scientific Information therein or within any Drug Approval Application) of the Licensed Product, as is necessary to permit substitution of such product for the Licensed Product under the Laws in the Licensed Territory.
1.34“Government or Public Official” has the meaning set forth in Section 9.3(iii).
1.35“ICDR” has the meaning set forth in Section 22.1.
1.36“Improvement” means [***].
1.37“Indemnification Claim Notice” has the meaning set forth in Section 14.3(i).
1.38“Indemnified Party” has the meaning set forth in Section 14.3(i).
1.39“Indemnifying Party” has the meaning set forth in Section 14.3(i).
1.40“Information” means all data, materials and documents necessary for the development or commercialization of the Licensed Product within the Licensed Field, including without limitation those relating to or comprising inventions; practices; methods; knowledge; know-how; skill; experience; compositions of matter; assays; medical, toxicological, pharmacological, pre-clinical, clinical and chemical data; specifications (including Specifications); medical uses; adverse reactions; formulations; bioanalytical metrics; analytical and quality control data and methods; and all proprietary information submitted to relevant Regulatory Authorities to support a Drug Approval Application for and Marketing Approval of the Licensed Product in the Licensed Field.
1.41“Initial Royalty Term” has the meaning set forth in Section 13.2.
1.42“Invention” means any and all discoveries, developments, improvements, modifications, formulations, materials, compositions of matter, cell lines, processes, machines, manufactures and other inventions (whether patentable or not patentable) made in the course of activities performed under this Agreement by or on behalf of either Party or both Parties.
1.43“JNDA” has the meaning set forth in Section 3.1(i)(a).

1.44“Joint Inventions” has the meaning set forth in Section 6.2.
1.45“Joint Patent” has the meaning set forth in Section 6.4(iii).
1.46[***].
1.47“Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.48“Licensed Field” means the treatment of persistent facial erythema associated with rosacea in adult humans (including the treatment of symptoms associated with rosacea).
1.49“Licensed Product” means oxymetazoline hydrochloride cream, 1%.
1.50“Licensed Rights” means the rights granted by EPI Health to Sato pursuant to Section 2.1.
1.51“Licensed Territory” means Japan.
1.52“Licensee Efficacy Data” means Licensee Scientific Information relating to the efficacy of the Licensed Product, including, without limitation, [***] and [***]. For clarity, Licensee Efficacy Data excludes [***], including, without limitation, [***].
1.53“Licensee Scientific Information” means the Scientific Information [***] that is [***], that is [***].
1.54“Litigation Conditions” has the meaning set forth in Section 14.3(i).
1.55“Marketing Approval” means, with respect to a particular country or regulatory jurisdiction, all necessary authorizations and approvals by the Regulatory Authorities required to manufacture, use, import, market, distribute and promote the Licensed Product in the Licensed Field in such country or regulatory jurisdiction, including, but not limited to, any importation or manufacturing licenses, marketing authorization (health registration), labeling approval, and NH1 Price and reimbursement approval, if applicable.
1.56“Marketing Exclusivity” means, with respect to the Licensed Territory, the period of exclusivity as provided under local Laws during which either: (i) a Regulatory Authority in the Licensed Territory is not legally entitled to grant Marketing Approval of another product containing the same active ingredient(s) as the Licensed Product for any (i.e., can legally provide Marketing Approval for none) of the same indication(s) (with each including its subindications), or (ii) Third Parties do not have the right, in connection with seeking or maintaining Marketing Approval of a pharmaceutical product that contains the same or substantially similar active ingredient(s) or the same active moiety(ies) as the Licensed Product, (1) to reference the Licensed Product’s clinical dossier without an express right of reference from the dossier holder, or (2) to rely on previous Regulatory Authority determinations of safety and effectiveness with respect to the Licensed Product to support the submission, review or approval of a Drug Approval Application or similar regulatory submission filed with the applicable Regulatory Authority for such pharmaceutical product, as well as any other exclusivity periods available under local Laws (e.g. with respect to orphan drugs, new chemical entity exclusivity and pediatric exclusivity) during which Third Parties are prevented from filing or having accepted by Regulatory Authorities a Drug Approval Application for, or obtaining Marketing Approval of, a pharmaceutical product that contains the same or substantially similar active ingredient(s) or the same active moiety(ies) as a Licensed Product in the Licensed Field in the Licensed Territory.
1.57“Memorandum of Understanding” has the meaning set forth in Section 2.9(ii).
1.58“Net Sales” means the gross amounts invoiced or otherwise billed by Sato or its Affiliates or its or their sublicensees on account of sales or any other commercial disposition of the Licensed Product to Third Parties, including without limitation wholesalers, hospitals, distributors and/or other intermediate Third Parties, in the Licensed Territory (hereinafter the “Gross Sales”), less the following to the extent specifically related to the Licensed Product and actually allowed, incurred or paid during such period according to Japanese generally accepted accounting principles (as generally and consistently applied throughout the selling party’s organization):
(i)[***] and [***], [***] and other [***] as directly related to the sale of Licensed Products, to the extent applicable and not reimbursable, but [***];
(ii)amounts [***] or [***] (including without limitation [***] and [***]), [***], [***] or [***] with respect to the Licensed Product, [***];
(iii)[***], [***], [***], [***] or [***] to the [***];
(iv)charges incurred in connection with the [***] or [***] of the Licensed Product, to the extent not deducted pursuant to subsection (i) or subsection (iii) above;
(v)[***] in connection with the Licensed Product (it being understood that “Net Sales” will include all amounts received for any [***]); and
(vi)[***] and [***] on account of the sale of the Licensed Product to the extent actually allowed and common within the pharmaceutical industry in the Licensed Territory;
provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with Japanese generally accepted accounting principles, consistently applied, during the applicable calculation period throughout the selling party’s organization.
All such discounts, allowances, credits, rebates, and other deductions granted for a range of products shall be fairly and equitably allocated to the Licensed Product and other products of Sato and its Affiliates or its or their sublicensees such that the Licensed Product does not bear a disproportionate portion of such deductions. [***].
1.59“New Development” has the meaning set forth in Section 2.10.
1.60“[***]” means the [***] for [***] as approved by relevant Regulatory Authorities.
1.61“Option” has the meaning set forth in Section 2.9(i).
1.62“Option Period” means the period starting on [***] and ending [***].
1.63“Patent” means (a) letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) applications for letters patent, including without limitation a provisional application, non-provisional application, reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications that is pending at any time during the Term of this Agreement before a government patent authority and (c) all foreign or international equivalents of any of the foregoing in any country.
1.64“Patent Term Extensions” has the meaning set forth in Section 6.8.
1.65“Paying Party” has the meaning set forth in Section 13.7.
1.66“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.
1.67“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency.
1.68“Product Infringement” has the meaning set forth in Section 6.5(ii)(a).
1.69“Prosecuting Party” has the meaning set forth in Section 6.4(iii).
1.70“Publications” has the meaning set forth in Section 10.4.
1.71“Recipient Party” has the meaning set forth in Section 13.7.
1.72“Regulatory Authority” means any national or supranational governmental authority, including without limitation PMDA, the MHLW (i.e., the Japanese Ministry of Health, Labour and Welfare, or any successor agency thereto), or other governmental body that has responsibility in a given country or jurisdiction over the development, manufacture and/or commercialization of the Licensed Product.
1.73“Rules” has the meaning set forth in Section 22.1.
1.74“Sales Report” means with respect to each calendar quarter a written report detailing:
(i)the number and description of Licensed Products sold or otherwise disposed of;
(ii)the relevant Gross Sales in the Licensed Territory invoiced by Sato or its Affiliates or its or their sublicensees to Third Parties, including wholesalers, hospitals or other intermediate Third Parties, indicating the breakdown of sales by each type of the Licensed Product;
(iii)the deductions from Gross Sales used to calculate Net Sales;
(iv)the Net Sales in the Licensed Territory;
(v)the currency exchange rate used, if applicable; and
(vi)the sum of royalties due pursuant to Section 13.2.

1.75“Sato Confidential Information” has the meaning set forth in Section 11.1(i).
1.76“Sato Efficacy Data” means Sato Scientific Information relating to the efficacy of the Licensed Product, including, without limitation, all efficacy data and information included in all draft and final reports of any test, study or trial of Licensed Product. For clarity, Sato Efficacy Data excludes Sato Scientific Information relating to the safety of the Licensed Product, including, without limitation, the safety data and information included in all draft and final reports of any test, study or trial of Licensed Product.
1.77“Sato Improvements” has the meaning set forth in Section 6.1.
1.78“Sato Indemnitees” has the meaning set forth in Section 14.1.
1.79“Sato Scientific Information” means the Scientific Information generated and/or compiled by or on behalf of Sato that is Controlled by Sato during the Term of this Agreement, that is necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Product in the Licensed Field.
1.80“Sato Know-How” means Information that (i) is necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Product in the Licensed Field, and (ii) is within the Control of Sato during the Term of this Agreement or thereafter (if Section 18.1 applies). Notwithstanding anything herein to the contrary, Sato Know-How shall exclude Sato Patents, but shall include Sato Scientific Information.
1.81“Sato Patent” means a Patent that claims inventions necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Product within the Licensed Field, and that is Controlled by Sato during the Term of this Agreement or thereafter (if Section 18.1 applies), including without limitation Sato’s interest in any Joint Patents.
1.82“Sato Trademarks” has the meaning set forth in Section 7.1.
1.83“Scientific Information” means all Information to the extent comprising medical data, toxicological data, pharmacological data, pre-clinical data, clinical data, chemical data; specifications; medical uses; adverse reactions; formulations; bioanalytical metrics; analytical data and quality control data and methods, in each case, including as submitted to relevant Regulatory Authorities to support a Drug Approval Application for and Marketing Approval of the Licensed Product in the Licensed Field in any country of the world.
1.84“Secondary Royalty Term” has the meaning set forth in Section 13.2.
1.85“Sole Inventions” has the meaning set forth in Section 6.2.
1.86“Specifications” means the specifications set forth in Annex 3.
1.87“Study Materials” means any supplies of Licensed Product as well as placebos for use in developing the Licensed Product in the Licensed Field in the Licensed Territory.
1.88“Term” shall have the meaning set forth in Section 16.1.

1.89“Third Party” means any person or corporation or unincorporated body other than EPI Health and Sato and their respective Affiliates, including, without being limited to, governmental bodies and authorities.
1.90“Trademark Infringement” has the meaning set forth in Section 7.2(v).
1.91“USD” means a United States Dollar.
1.92“U.S.” means the United States of America, its territories and possessions.
1.93“Valid Claim” means, for a country, a claim of an issued and unexpired Patent, or a Patent application filed in good faith, in each case, that is within the EPI Health Patents (including the Joint Patents), and that has not been held unpatentable, invalid, or unenforceable by a final unappealable decision of a court or other government agency of competent jurisdiction, in an unappealable decision, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise.
1.94“Withholding Taxes” has the meaning set forth in Section 13.7.
2.GRANT OF LICENSE
2.1License Grant to Sato. Subject to the terms and conditions of this Agreement, EPI Health hereby grants to Sato, and Sato accepts, an exclusive, royalty-bearing, nontransferable (except pursuant to Section 20.1) right and license under the EPI Health Know-How and EPI Health Patents, with the right to grant sublicenses solely with EPI Health’s prior written consent in each instance (not to be unreasonably withheld, delayed or conditioned), to develop, manufacture, use, sell, offer for sale, import, market, distribute and promote the Licensed Product in the Licensed Field in the Licensed Territory.
2.2No Practice of EPI Health Patents or EPI Health Know-How Outside Scope of License. Sato shall not, directly or through its Affiliates or its or their sublicensees, practice the EPI Health Patents or EPI Health Know-How outside the scope of the license granted to it in Section 2.1.
2.3License Grant to EPI Health. Subject to the terms and conditions of this Agreement, Sato hereby grants to EPI Health and EPI Health accepts, an exclusive, fully paid-up, royalty-free, non-transferable (except pursuant to Section 20.1) right and license under Sato Know-How and Sato Patents, with the right to, subject to Sections 2.3(i) through 2.3(vii) grant sublicenses through multiple tiers of sublicensees, develop, manufacture, use, sell, offer for sale, import, market, distribute and promote the Licensed Product inside or outside the Licensed Field outside the Licensed Territory and within the Licensed Territory to manufacture Licensed Product for sale outside the Licensed Territory (the “EPI Health License”).
Each agreement between EPI Health and a sublicensee, or between EPI Health’s sublicensees and their further sublicensees, granting a sublicense under the EPI Health License:
(i)shall be in writing and subject and subordinate to, and consistent with, the terms and conditions of this Agreement;
(ii)shall not diminish, reduce or eliminate any of EPI Health’s obligations under this Agreement;
(iii)shall require the sublicensee(s) to comply with all applicable terms of this Agreement;

(iv)shall require further sublicensing to be done only on terms consistent with this Section 2.3, with EPI Health being responsible for the performance of each such sublicensee and ensuring that each sublicensee complies with all relevant provisions of this Agreement;
(v)for any sublicense to a Third Party, shall provide that such sublicense [***], including, without limitation, the [***] unless and until either (a) [***], or (b) [***];
(vi)for any sublicense to a Third Party, shall provide that [***], provided that the EPI Health Know-How shall include all Information [***] with respect to the Licensed Product; and
(vii)if EPI Health grants to any Third Party a sublicense under the license granted to EPI Health in Section 2.3 or in Section 6.4(iii), other than with respect to [***] or with respect to [***], [***] based on (a) [***], (b) [***], and (c) [***].
2.4No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.
2.5Retained Rights. EPI Health will at all times retain the exclusive and absolute right to practice and license the EPI Health Know-How and EPI Health Patents for any and all uses outside of the Licensed Field in the Licensed Territory, and for all uses outside the Licensed Territory.
2.6Appointment of Distributors; No Delivery or Sale for Use Outside Licensed Territory. Sato may at its discretion appoint distributors or wholesalers for the Licensed Product in the Licensed Field in the Licensed Territory. Throughout the Term, Sato shall not, and shall use Commercially Reasonable Efforts (consistent with any applicable Law) to obligate its distributors or wholesalers to not, deliver or cause to be delivered, including via the Internet or mail order, Licensed Product either outside the Licensed Field in the Licensed Territory, or outside the Licensed Territory, and to not sell any Licensed Product to a purchaser if in either case Sato, its approved distributors or wholesalers knows, or has reason to believe, that such purchaser intends to sell such Licensed Product outside the Licensed Field in the Licensed Territory or to remove such Licensed Product from the Licensed Territory for the purpose of sales or use by patients of the Licensed Product outside the Licensed Territory.
2.7Non-Compete. During the Term of this Agreement, Sato and its Affiliates shall not, directly or indirectly (by itself or with or through any Third Party), conduct any commercialization of any Competing Product in the Licensed Territory.
2.8Third-Party Information, Scientific Information or Patents. If, after the Effective Date, either Party enters into an agreement or other arrangement to obtain a license or other rights to or under Information or Patents that are owned or controlled by a Third Party and that would, solely but for the operation of Section 1.14, in the case of EPI Health be included in the EPI Health Know-How or EPI Health Patents or, in the case of Sato, be Sato Know-How or Sato Patents, then the Party obtaining such license or rights shall promptly notify the other Party and shall specify in such notice the type and amount of payments that would be due to such Third Party by reason of the practice or use of, or access to, such Information or Patents by the other Party pursuant to the license set forth in Section 2.1 or 2.3, as applicable (but not by reason of the practice or use of, or access to, such Information or Patents outside the scope of such license). The Party receiving such notice may elect in writing to bear the responsibility for such additional payments, and upon such receiving Party’s written election to bear such responsibility, the Information, Scientific Information, or Patents as applicable, shall thereafter be deemed “Controlled” by the Party originally obtaining such license or rights (notwithstanding Section 1.14), and shall be subject to the license under Section 2.1 or 2.3, as applicable.
2.9Exclusivity Period; Exclusive Option for Negotiation of Additional Licensed Territories.
(i)Option. Subject to the terms and conditions of this Agreement, EPI Health hereby grants to Sato the exclusive option to elect by written notice to EPI Health during the Option Period to negotiate to acquire an exclusive license under EPI Health Know-How and certain Patents of EPI Health in the Additional Licensed Territories, with the right to grant sublicenses solely with EPI Health’s prior written consent (not to be unreasonably withheld, delayed or conditioned), to develop (including to obtain relevant Marketing Approvals), manufacture, use, sell, offer for sale, import, market, distribute and promote the Licensed Product in the Licensed Field in one or more countries in the Additional Licensed Territories (collectively, the “Option”).
(ii)Exercise of Option. Subject to Section 2.9(i), Sato may, in its sole discretion, exercise the Option on an Additional Licensed Territory-by-Additional Licensed Territory basis at any time during the Option Period by written notice of such exercise to EPI Health prior to the expiration of the Option Period. If Sato so exercises the Option, the Parties shall negotiate in good faith until the earlier of (a) the expiration of the Option Period or (b) the Parties entering into memorandum of understanding (a "Memorandum of Understanding") regarding to the principal terms of additional license agreement pursuant to which Sato would obtain an exclusive license to develop and commercialize the Licensed Product in the Licensed Field in the applicable Additional Licensed Territory (each such license, an “Additional License Agreement”). If the Parties do not enter into a Memorandum of Understanding within the Option Period with respect to an Additional Licensed Territory, then EPI Health shall be free to grant such rights to one or more Affiliates or Third Parties with no further obligation to Sato with respect to such Additional Licensed Territory. If the Parties do not enter into an Additional License Agreement within [***] after the Parties enter into a Memorandum of Understanding with respect to an Additional Licensed Territory, then EPI Health shall be free to grant such rights to one or more Affiliates or Third Parties with no further obligation to Sato with respect to such Additional Licensed Territory.
2.10New Development If each Party conceives of an indication(s) or line extension utilizing the Licensed Product outside the Licensed Field in the Licensed Territory (a "New Development"), [***].
3.DILIGENCE
3.1Diligence of Sato.
(i)Sato shall use Commercially Reasonable Efforts to develop, manufacture and commercialize the Licensed Product in the Licensed Field in the Licensed Territory in accordance with the requirements of this Agreement and in conformity with all applicable Laws. Sato’s obligations under this Section 3.1 shall include, but not be limited to, the following:
(a)using Commercially Reasonable Efforts to submit a Drug Approval Application for the Licensed Product in the Licensed Field with the PMDA (a “JNDA”) as soon as reasonably practical after the Effective Date; and

(b)using Commercially Reasonable Efforts to obtain, and once obtained, to maintain, Marketing Approval for the Licensed Product in the Licensed Field in the Licensed Territory.
(ii)In addition to Sato’s obligations as set forth in Section 5.3, no later than [***] after the expiration of each Calendar Year prior to the date of First Commercial Sale of a Licensed Product hereunder, Sato shall deliver a written report to EPI Health, which report shall describe, in reasonable detail, (a) the status and prospects of clinical trials in progress and/or to be undertaken, (b) the progress toward achieving Marketing Approval for the Licensed Product in the Licensed Field in the Licensed Territory, and (c) the regulatory status of the Licensed Product with all relevant Regulatory Authorities in the Licensed Territory.
3.2Diligence of EPI Health. Upon the request of Sato, EPI Health shall use Commercially Reasonable Efforts to facilitate access for Sato to EPI Health’s third party manufacturer of Licensed Product at the time of such request by: (i) contacting such third party manufacturer on behalf of Sato and (ii) requesting that such third party manufacturer to commit: (a) to timely supply Sato requested quantities of Study Materials and the Licensed Products sold in the Licensed Territory after the Marketing Approval and (b) to perform a technology transfer for manufacturing by Sato of the Licensed Product in the Licensed Territory, in each case (a) and (b) either through an agreement between such third party manufacturer and Sato or under the then-current agreement between EPI Health and such third party manufacturer. As of the Effective Date, the Parties acknowledge and agree that EPI’s third party manufacturer is [***].
4.DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCT
4.1PMDA Consultation. Sato shall use Commercially Reasonable Efforts to visit and start consultation with PMDA within [***] after Sato’s receipt of EPI Health Scientific Information pursuant to Section 5.1 with respect to development of and obtainment of the Marketing Approval for the Licensed Product in the Licensed Field in the Licensed Territory.
4.2JNDA; Supply. During the Term, Sato will be responsible for conducting all activities necessary to support the submission of the JNDA, including the conduct of any pre-clinical and/or clinical studies, and Sato will submit the JNDA to the PMDA. Upon Sato’s request, the Parties will discuss in good faith for a period no longer than [***] potential supply of the Study Material by EPI Health or its third party manufacturer to Sato to enable Sato to conduct necessary clinical trials to support a Drug Approval Application for and Marketing Approval of the Licensed Product in the Licensed Field in the Licensed Territory. The terms of any such supply shall be subject to a separate written agreement entered by EPI Health (or its third party manufacturer) and Sato.
4.3Costs.     Sato shall have full responsibility for all development and commercialization activities for the Licensed Product in the Licensed Field in the Licensed Territory, including, without limitation, all activities in Sections 4.2 and 4.5, at Sato’s expense (unless otherwise provided in this Agreement) and risk and in accordance with the terms of this Agreement and in conformity with all applicable Laws.
4.4Marketing. Sato shall commence the marketing of the Licensed Product in the Licensed Field under either the EPI Health Trademark or Sato Trademark (defined in Section 7.1) selected by Sato in its sole discretion, in the Licensed Territory within [***] after the first [***] of the Licensed Product in the Licensed Field is listed. Sato shall notify EPI Health promptly of the date of First Commercial Sale of the Licensed Product in the Licensed Field in the Licensed Territory.

4.5Launch. After receiving Marketing Approval of the Licensed Product in the Licensed Field in the Licensed Territory, Sato shall use Commercially Reasonable Efforts to market, sell and promote the Licensed Product in the Licensed Field in the Licensed Territory. Specifically, and without limiting any of Sato’s obligations under Sections 4.4 or this Section 4.5, Sato shall use Commercially Reasonable Efforts to (a) launch commercially the Licensed Product in the Licensed Field in the Licensed Territory within [***] after the first [***] of the Licensed Product is listed, and (b) not withdraw the Licensed Product from sale or abandon for more than [***] the sale of the Licensed Product, provided that Sato shall not be in breach of the foregoing obligations to the extent that Sato’s failure to launch or abandonment of the Licensed Product as described above results from a [***], and further provided that to the extent that Section 19.1 applies to prevent Sato from complying with its obligations under this Section 4.5, then Sato shall not be deemed in breach of this Section 4.5 and the Parties shall have the rights and obligations set forth in Section 19.1.
4.6Communications.
(i)Sato shall provide to EPI Health [***] any and all marketing information in the Control of Sato with respect to Licensed Product in the Licensed Field, including without limitation, complete promotion plans and strategies, as well as all promotional and sales activities and materials used for the launch and marketing of the Licensed Product in the Licensed Field in the Licensed Territory.
(ii)EPI Health shall provide to Sato [***] any and all marketing information in the Control of EPI Health with respect to Licensed Product in the Licensed Field, including without limitation, complete promotion plans and strategies, as well as all promotional and sales activities and materials used for the launch and marketing of the Licensed Product in the Licensed Field outside the Licensed Territory.
4.7Approvals. Sato shall (i) use Commercially Reasonable Efforts not to abandon or allow to lapse any Drug Approval Application for a Licensed Product in the Licensed Field in the Licensed Territory, and (ii) not abandon or allow to lapse any Marketing Approval for the Licensed Product in the Licensed Field in the Licensed Territory.
5.EXCHANGE OF SCIENTIFIC INFORMATION
5.1EPI Health Scientific Information Transfer. EPI Health shall use Commercially Reasonable Efforts to deliver to Sato within [***] after the Effective Date a copy of all EPI Health Scientific Information that has been submitted to Regulatory Authorities to support a Drug Approval Application for and Marketing Approval of the Licensed Product in the Licensed Field as of the Effective Date. Further EPI Health shall use Commercially Reasonable Efforts to provide Sato with copies of EPI Health Scientific Information that are necessary for the development, manufacture or commercialization of the Licensed Product in the Licensed Field in the Licensed Territory as they become available in tangible or written form after the Effective Date.
5.2Communication by EPI Health Relating to Scientific Information. Whenever any material event (including any adverse event) occurs in the course of the development of the Licensed Product by EPI Health, but in no event less than [***] during the Term of this Agreement, EPI Health shall disclose to Sato all EPI Health Scientific Information resulting from all development activities with respect to the Licensed Product in the Licensed Field conducted by EPI Health or its Affiliates, and a description of the status of such development efforts.

5.3Communication by Sato Relating to Scientific Information. Whenever any material event (including any adverse event) occurs in the course of the development of the Licensed Product by Sato, but in no event less than [***] during the Term of this Agreement, Sato shall disclose to EPI Health all Sato Scientific Information resulting from all development activities with respect to the Licensed Product in the Licensed Field conducted by Sato or its Affiliates, and a description of the status of such development efforts.
5.4Use of Scientific Information. Each Party shall have the right, at no additional expense, to use all Scientific Information disclosed to it pursuant to Section 5.1 or Section 5.3, as applicable, for the development and commercialization of the Licensed Product pursuant to the license granted to such Party in Section 2.1 and Section 2.3.
5.5Right of Reference. Sato shall have the right of reference, for purposes of developing Licensed Products in the Licensed Field in the Licensed Territory all Drug Approval Applications and other filings with Regulatory Authorities made by EPI Health or, to the extent Controlled by EPI Health and as long as EPI Health would not incur costs to grant such a right of reference to Sato, the EPI Health Licensees. EPI Health, its Affiliates and EPI Health Licensees shall have the right of reference, for purposes of developing Licensed Products outside of the Licensed Territory or in the Licensed Territory outside the Licensed Field, all Drug Approval Applications and other filings with Regulatory Authorities made by Sato for Licensed Products.
5.6Ownership of EPI Health Scientific Information. Sato agrees that all EPI Health Scientific Information delivered by EPI Health or any of its Affiliates or EPI Health Licensees hereunder shall, as between the Parties, at all times be and remain the sole and exclusive property of EPI Health, or its Affiliates or EPI Health Licensees, respectively.
5.7Ownership of Sato Scientific Information. EPI Health agrees that all Sato Scientific Information delivered by Sato or any of its Affiliates hereunder shall, as between the Parties, at all times be and remain the sole and exclusive property of Sato or its Affiliates, respectively.
6.INVENTIONS; ACCESS TO IMPROVEMENTS; PATENTS
6.1Improvements. EPI Health shall have the right to grant sublicenses under Section 2.3 according to the terms therein with respect to Sato Know-How and Sato Patents that constitute Improvements (“Sato Improvements”).
6.2Ownership of Inventions. Inventorship shall be determined in accordance with U.S. patent laws. Any Invention made solely by employees, agents, or independent contractors of a Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”) shall be owned by such Party. Any Invention made jointly by employees, agents, or independent contractors of each Party, together with all intellectual property rights therein (“Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws, with each joint Party having, unless otherwise set forth in this Agreement, the unrestricted right to license and grant rights to sublicense any such Joint Invention without any duty of accounting to the other Party.
6.3Disclosure of Inventions. Each Party shall promptly disclose to the other Party in writing any Invention disclosures, or other similar documents, submitted to it by its employees, agents, or independent contractors describing each and every Invention that may be either a Sole Invention or a Joint Invention, and all Information relating to such Invention.
6.4Prosecution of Patents.

(i)EPI Health Patents Other than Joint Patents. EPI Health shall have the sole right and authority to file, prosecute, and maintain EPI Health Patents other than Joint Patents on a worldwide basis at its sole discretion and at its own cost. EPI Health shall provide Sato with a copy of material communications from Patent authorities in the Licensed Territory regarding the EPI Health Patents, and shall provide drafts of any material filings or responses to be made to such Patent authorities in a timely manner. EPI Health may [***] a EPI Health Patent in the Licensed Territory [***]. For any EPI Health Patent that EPI Health is filing, prosecuting or maintaining, EPI Health shall do so at its own cost.
(ii)Sato Patents Other than Joint Patents. Sato shall have the first right and authority to file, prosecute, and maintain Sato Patents other than Joint Patents on a worldwide basis at its sole discretion and at its own cost. Sato shall provide EPI Health with a copy of material communications from Patent authorities in the Licensed Territory regarding the Sato Patents, and shall provide drafts of any material filings or responses to be made to such Patent authorities in a timely manner. Notwithstanding the foregoing, if Sato determines in its sole discretion to abandon or not maintain a Sato Patent other than a Joint Patent, Sato shall provide EPI Health with [***] prior written notice of such determination and, if EPI Health so requests, shall provide EPI Health with the opportunity to prosecute and maintain such Sato Patent in the name of Sato. If EPI Health elects to do so, EPI Health shall thereafter bear all expenses of filing, prosecuting and maintaining such Sato Patent.
(iii)Joint Patents. Subject to this Section 6.4(iii) and (a) unless otherwise agreed by the Parties, Sato will prosecute and maintain any Patent applications Covering a Joint Invention (any such Patent application and any Patents issuing therefrom, a “Joint Patent”) in the Licensed Territory and (b) EPI Health shall have the first right to prosecute and maintain the Joint Patents outside the Licensed Territory, with Sato having a backup right to do so if EPI Health elects to cease such prosecution and maintenance on [***] prior written notice to Sato. The Parties shall coordinate their efforts as appropriate to make such prosecution activities as efficient, convenient, and harmonious as possible. [***] of filing, prosecuting and maintaining such Joint Patents in the Licensed Territory. [***] of filing, prosecuting and maintaining such Joint Patents outside the Licensed Territory. [***] of filing, prosecuting and maintaining the Joint Patents outside the Licensed Territory pursuant to this Section 6.4(iii), Sato hereby grants EPI Health an exclusive, fully paid-up, royalty-free, non-transferable (except pursuant to Section 20.1) license, with the right to grant sublicenses through multiple tiers of sublicensees, under Sato’s interest in the Joint Patents for all purposes outside of those within the scope of the rights granted to EPI Health under Section 2.3, subject to the last sentence of this Section 6.4(iii). The Party that prosecutes a Joint Patent (the “Prosecuting Party”) in the Licensed Territory shall provide the other Party the opportunity to review and comment on any and all such prosecution efforts regarding the applicable Joint Patent in the Licensed Territory, provided that the Prosecuting Party shall have final control over such prosecution efforts after reasonably considering the other Party’s comments, if any. The Prosecuting Party for a Joint Patent in any jurisdiction shall provide the other Party with a copy of all material communications from any Patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such Patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with any duty of candor and/or duty of disclosure requirements of any Patent authority. Notwithstanding anything to the contrary, the Prosecuting Party shall not take any action while prosecuting or maintaining the applicable Joint Patent that could reasonably be expected to have a materially detrimental effect on the other Party’s interest in such Joint Patent or any EPI Health Patent. Except to the extent a Party is restricted by the licenses granted by such Party to the other Party under the terms of this Agreement, and/or the other covenants contained in this Agreement, each Party shall be entitled to practice, and grant licenses to Third Parties and

Affiliates of such Third Parties to practice, the Joint Patents and all Joint Inventions without restriction or an obligation to account to the other Party, and the other Party shall consent and hereby consents, without additional consideration, to any and all such licenses. Notwithstanding the foregoing, if EPI Health grants a sublicense under the license granted to EPI Health pursuant to this Section 6.4(iii), then Section 2.3(vii) will apply.
(iv)Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts described above in this Section 6.4, including without limitation providing any necessary power of attorney and executing any other required documents or instruments for such prosecution.
6.5Infringement of Patents by Third Parties.
(i)Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the EPI Health Patents of which it becomes aware in the Licensed Territory, and shall provide to the other Party any and all evidence and information available to such Party regarding such alleged infringement.
(ii)Product Infringement of the EPI Health Patents (Including Joint Patents) in the Licensed Field in the Licensed Territory.
(a)If a Party becomes aware of any actual or alleged existing or threatened infringement by a Third Party of any EPI Health Patent by making, using, importing, offering for sale, or selling the Licensed Product in the Licensed Field (such activities, “Product Infringement”) in the Licensed Territory, such Party shall notify the other Party as provided in Section 6.5(i).
(b)With respect to Product Infringement of EPI Health Patents excluding Joint Patents, [***] an appropriate suit or other action against any Person engaged in such Product Infringement in the Licensed Territory, subject to Section 6.5(ii)(d); provided that if [***]. [***] shall provide to [***] enforcing any such rights under this Section 6.5(ii)(b) reasonable assistance in such enforcement, including without limitation joining an action as a party plaintiff if so required by Laws to pursue such action. [***] shall keep [***] regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider [***] comments on any such efforts. [***] shall [***] in connection with enforcing the EPI Health Patents under this Section 6.5(ii)(b).
(c)With respect to Product Infringement of Joint Patents, Sato shall have a period of [***] (or any such shorter period described in Section 6.5(ii)(b)) after the notification to or by Sato pursuant to Section 6.5(ii)(a), to elect to so enforce such Joint Patent in the Licensed Territory, subject to Section 6.5(ii)(d). If Sato does not so elect, Sato shall so notify EPI Health in writing during such [***] period, but in no event later than [***] prior to any deadline relating to loss of any rights with respect to the Product Infringement, whichever is earlier, in which case EPI Health shall have the right, but not the obligation, to commence a suit or take action to enforce such Joint Patent against the Third Party(ies) allegedly perpetrating such Product Infringement. Each Party shall provide to the Party enforcing any such rights under this Section 6.5(ii)(c) reasonable assistance in such enforcement, including without limitation joining an action as a party plaintiff if so required by Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. [***] shall [***] in connection with enforcing the Joint Patents under this Section 6.5(ii)(c).
(d)The Party not bringing an action with respect to Product Infringement under this Section 6.5 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 6.5 may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.
(e)If either Party recovers monetary damages from any Third Party in a suit or action brought under this Section 6.5(ii), such recovery shall be [***] in such litigation (excluding expenses of internal personnel, including counsel), and any [***].
(iii)Other Infringement of the EPI Health Patents (Including Joint Patents) Outside the Licensed Field in the Licensed Territory and Outside the Licensed Territory.
(a)For any and all infringement of the EPI Health Patents other than Joint Patents anywhere outside the Licensed Territory, and for any and all infringement other than Product Infringement of the EPI Health Patents (other than Joint Patents) in the Licensed Territory, EPI Health shall have the sole and exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such infringement of such Patents, in its sole discretion, and as between the Parties, EPI Health shall bear all related expenses and retain all related recoveries. If EPI Health brings a suit or other action against such infringement, EPI Health shall periodically make a report to Sato about the state of the progress of the suit or action.
(b)If a Third Party infringes a Joint Patent outside the Licensed Territory, EPI Health shall have the sole and exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such infringement of such Joint Patent, in its sole discretion, and as between the Parties EPI Health shall bear all related expenses and retain all related recoveries. Sato shall provide to EPI Health reasonable assistance in such enforcement, at EPI Health’s request and expense, including without limitation joining such action as a party plaintiff if so required by Laws to pursue such action.
(iv)Settlement. Sato shall not settle any claim, suit, or action that it brings under this Section 6.5 involving EPI Health Patents (excluding Joint Patents) in the Licensed Territory in any manner that would negatively impact EPI Health, or that do not include a full and unconditional release from all liability of EPI Health, without the prior written consent of EPI Health, which shall not be unreasonably withheld, delayed or conditioned. EPI Health shall not settle any claim, suit, or action that it brings under this Section 6.5 involving EPI Health Patents (excluding Joint Patents) in the Licensed Territory in any manner that would negatively impact Sato, or that do not include a full and unconditional release from all liability of Sato, without the prior written consent of Sato, which shall not be unreasonably withheld, delayed or conditioned. Moreover, any settlement by Sato involving EPI Health Patents (excluding Joint Patents), or by EPI Health involving EPI Health Patents (excluding Joint Patents) in the Licensed Territory, that (i) results in cross-licensing or (ii) results in sublicenses to Third Parties, shall require the other Party’s written consent, which shall not be unreasonably withheld, delayed or conditioned. Neither Party shall settle any claim, suit, or action that it brings under this Section 6.5 involving Joint Patents in any manner that would negatively impact the other Party, including settlements on the ownership, validity or enforceability of any of the Joint Patents, or if the settlement does not include a full and unconditional release from all liability of the other Party, without the prior written consent of such other Party.
6.6Infringement of Third Party Rights in the Licensed Territory.

(i)Notice. If the development, manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Field and in the Licensed Territory results in a claim for Patent infringement by a Third Party, the Party first having notice of such claim shall promptly notify the other Party in writing of such a claim. Following such notice, the Parties agree to enter into either a joint defense or common interest agreement, under which agreement the Parties can share the known facts of such infringement in reasonable detail, if they are advised to do so by counsel.
(ii)Third Party Claims. Sato shall assume control of the defense of any claims brought by Third Parties alleging infringement of Third Party intellectual property rights in connection with the development, manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Field in the Licensed Territory, represented by its own counsel. If requested by Sato, EPI Health agrees to cooperate reasonably with Sato with respect to such litigation, at Sato’s expense. Sato shall keep EPI Health reasonably informed of the status of such proceeding or litigation, and EPI Health shall have the right, at its own expense, to be represented in any such defense by counsel of its own choice. Sato shall have the exclusive right to settle any such claim without the consent of EPI Health, unless such settlement could in any manner alter, diminish or be in derogation of EPI Health’s rights, including without limitation settlements regarding the ownership, validity or enforceability of any EPI Health Patents (for which EPI Health’s prior written consent shall be required). Any expenses incurred in defending any such claims and any damages awarded to or settlement agreed with such Third Parties shall be [***].
6.7Patent Oppositions and Other Proceedings.
(i)By the Parties. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, or other attack upon the validity, title, or enforceability of a Patent owned or controlled by a Third Party that covers, in the Licensed Territory, the Licensed Product in the Licensed Field, or the manufacture, use, sale, offer for sale, or importation of the Licensed Product in the Licensed Field (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 6.6, in which case the provisions of Section 6.6 shall govern), such Party shall so notify the other Party, and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. [***] shall have the first right, but not the obligation, to bring in its sole control and at its sole expense such action in the Licensed Territory. If [***] does not bring such action within [***] of notification thereof pursuant to this Section 6.7 (or earlier, if required by the nature of the proceeding), then [***] shall have the right, but not the obligation, to bring, in [***] sole control and at its sole expense, such action. The Party not bringing an action under this Section 6.7 shall join the action as a joint party plaintiff if required to enable the other Party to bring such action, at the other Party’s expense. Additionally, if appropriate, the Party not bringing an action under this Section 6.7 shall be entitled to separate representation, at its sole expense, in such proceeding by counsel of its own choice, and shall cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action shall [***], and any [***].
(ii)By Third Parties.
(a)If an EPI Health Patent (excluding a Joint Patent) becomes the subject of any proceeding commenced by a Third Party in the Licensed Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 6.5, in which case the provisions of Section

6.5 shall govern), then [***] shall control such defense at its sole cost. Upon [***] request, [***] shall reasonably cooperate with [***] in such defense at [***] cost. [***] shall permit [***] to participate in the proceeding to the extent permissible under Laws, and to be represented by its own counsel in such proceeding, at [***] sole expense.
(b)If a Joint Patent becomes the subject of any proceeding commenced by a Third Party in the Licensed Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 6.5, in which case the provisions of Section 6.5 shall govern), then [***] shall control such defense at its sole cost. Upon [***] request, [***] shall reasonably cooperate with [***] in such defense at [***] cost. [***] shall permit [***] to participate in the proceeding to the extent permissible under Laws, and to be represented by its own counsel in such proceeding, at [***] sole expense.
(c)Except as set forth in Section 6.7(ii)(a) or Section 6.7(ii)(b) above, all expenses incurred by the Parties in an applicable action under Section 6.7(ii)(a) or Section 6.7(ii)(b) shall [***]. Any awards or amounts received in defending any such Third Party action, if any, shall [***] and as if [***].
6.8Patent Term Extensions in the Territory. The patent counsel of each Party shall discuss and recommend whether the Parties should seek any term extensions, supplementary protection certificates, and equivalents thereof offering Patent protection beyond the initial term with respect to any issued EPI Health Patents (“Patent Term Extensions”) in the Licensed Territory. [***] shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Licensed Territory, provided that [***] shall not unreasonably fail or refuse to do so, and shall have the sole right to apply for any such Patent Term Extensions [***] decides to seek, at its expense. [***] shall cooperate fully with [***], at [***] expense, in making such filings or taking any related actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension.
6.9Orange Book Equivalent. Upon request of Sato and at Sato’s expense, to the extent that Sato shall not have the right to itself do so, EPI Health shall file appropriate information with Regulatory Authorities in the Licensed Territory listing any EPI Health Patents with such Regulatory Authorities in the equivalent of the U.S. Orange Book, if any, as a Patent related to the Licensed Product. EPI Health shall use Commercially Reasonable Efforts to maintain such listing, at Sato’s expense.
6.10Patent Marking. Sato agrees to mark or have marked with the EPI Health Patents to the extent consistent with applicable Laws any Licensed Product sold by Sato in accordance with the statutes of the Licensed Territory relating to the marketing of patented articles.
7.TRADEMARKS
7.1General. Sato shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with the commercialization of any Licensed Product in the Licensed Field in the Licensed Territory under this Agreement, other than the EPI Health Trademarks (the “Sato Trademarks”). Sato shall solely own the Sato Trademarks and pay all relevant costs thereof. Sato shall not select, register or otherwise use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes any of the EPI Health Trademarks. EPI Health shall not use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes any of the Sato Trademarks. Sato shall have the sole right to initiate at its own discretion legal proceedings against any infringement or threatened infringement of any Sato Trademark.
7.2 EPI Health Trademarks. Sato shall inform EPI Health in writing if Sato elects to use the EPI Health Trademarks, or equivalent thereof, in the Licensed Territory, in connection with the commercialization of the Licensed Product in the Licensed Field in the Licensed Territory, and EPI Health shall have the right to approve, at its sole discretion, such use of the EPI Health Trademarks, including approval of the size, position, and location thereof on the Licensed Product or its components. If EPI Health so provides its approval, the Parties shall enter into an agreement setting forth the terms and conditions of Sato’s use of such EPI Health Trademarks, subject to Section 7.1, which agreement shall include the following:
(i)During the Term, EPI Health shall and hereby does grant to Sato an exclusive, royalty-free license to use the EPI Health Trademarks on or in connection with the commercialization of the Licensed Product in the Licensed Territory in the Licensed Field. During the Term, EPI Health shall not grant to any Third Party a license to use the EPI Health Trademarks on or in connection with the commercialization of any products outside the Licensed Field in the Licensed Territory.
(ii)Sato shall not use any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any of the EPI Health Trademarks.
(iii)Sato shall properly designate the EPI Health Trademarks on the packaging of the final Licensed Product, to the extent required or permissible by the applicable Marketing Approvals and Sato agrees that all Licensed Products with which the EPI Health Trademarks are used shall conform to all requirements of any applicable Laws and any Regulatory Authorities in the Licensed Territory and shall be of a level of quality commensurate to EPI Health’s Licensed Products outside of the Territory, but in no event less than a reasonable level of quality.
(iv)Except as otherwise provided in this Section 7.2, if Sato elects to use the EPI Health Trademarks, EPI Health shall have an obligation to maintain the EPI Health Trademarks in the Licensed Territory (subject to this Section 7.2(iv)) at Sato’s expense. EPI Health shall provide Sato with a copy of material communications from any governmental authority in the Licensed Territory regarding the EPI Health Trademark, and shall provide drafts of any material filings or responses to be made to such authorities in a timely manner. Notwithstanding the foregoing, if [***], [***] shall [***].
(v)If a Party becomes aware of any actual or alleged threatened or existing infringement of any EPI Health Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against such EPI Health Trademark in the Licensed Territory (such activities, “Trademark Infringement”), such Party shall notify the other Party, and shall provide to the other Party any and all evidence and information available to such Party regarding such alleged infringement. [***] bring an appropriate suit or other action against any person or entity engaged in such Trademark Infringement, [***]. [***] shall have a period of [***] after such notification to or by [***], to elect to so enforce such EPI Health Trademark. If [***] does not so elect, [***] shall so notify [***] in writing during such [***] period, or [***] prior to any deadline relating to loss of any rights with respect to the Trademark Infringement, whichever is earlier, and [***]. Each Party shall provide to the Party enforcing any such rights under this Section 7.1(v) reasonable assistance in such enforcement, [***], including without limitation joining an action as a party plaintiff if so required by Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.
(vi)The Party not bringing an action with respect to Trademark Infringement under this Section 7.1 shall be entitled to separate representation in such matter by counsel of its own choice and at its expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 7.1 may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.
7.3Infringement of Sato Trademarks by Third Parties. With respect to any Sato Trademarks associated with Licensed Products in the Licensed Territory, each Party shall notify the other Party promptly upon learning of any actual or alleged threatened or existing infringement of any Sato Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against such trademark. Sato shall have the sole right, in its own discretion and at its own expense, to bring an action to address such infringement.
8.SERIOUS ADVERSE EVENT REPORTING
8.1Serious Adverse Event Reporting by the Parties. Each Party shall (i) notify the other Party within [***] (or any such shorter period required by applicable Law) of its becoming aware of any information relating to the occurrence of any serious adverse event in connection with the Licensed Product or concerning any and all charges, complaints or claims reportable to any Regulatory Authority relating to the Licensed Product and (ii) promptly provide to the other Party all such information.
8.2Recall or Market Withdrawal of Licensed Product; "Dear Doctor” Letters. In the event that: (i) Sato determines that an event, incident, or circumstance has occurred which may result in the need for a recall, market withdrawal or other removal of the Licensed Product or any lot or lots thereof from the market in the Licensed Territory, or EPI Health determines that an event, incident, or circumstance that could reasonably adversely affect the Licensed Product in the Licensed Territory has occurred which is reasonably likely to result in the need for a recall, market withdrawal or other removal of the Licensed Product, or any lot or lots thereof from the market; (ii) either Party becomes aware that a Regulatory Authority is threatening or has initiated an action to remove the Licensed Product from the market in the Licensed Territory or, if such event could reasonably adversely affect the Licensed Product in the Licensed Territory, any Regulatory Authority is threatening or has initiated an action to remove the Licensed Product from the market; or (iii) either Party is required by any Regulatory Authority to distribute a “Dear Doctor” letter or its equivalent regarding use of the Licensed Product in the Licensed Territory or, if such event could reasonably adversely affect Licensed Product in the Licensed Territory, any Regulatory Authority has required distribution of a “Dear Doctor” letter or its equivalent regarding use of the Licensed Product, it shall promptly advise the other Party in writing with respect thereto, and shall provide to the other Party copies of all relevant correspondence, notices, and the like in the possession or Control of such Party. In such event, Sato shall have the sole authority to determine if a recall or other removal of the Licensed Product is required in the Licensed Territory, and shall be responsible for conducting any such recall or other removal of the Licensed Product in the Licensed Territory, whether voluntary or involuntary, or taking such other remedial action required by applicable Laws in the Licensed Territory. At Sato’s request, EPI Health shall reasonably assist Sato, at Sato’s expense, with respect to any such recall or remedial action, and shall provide Sato with all information that Sato may reasonably request in connection with its dealings with a Regulatory Authority in connection with such recall or remedial action. Expenses incurred in connection with such recall or remedial action shall be [***] except to the extent such recall or remedial action is [***]. For avoidance of doubt, EPI Health shall have the sole authority to determine if a recall or other removal of the Licensed Product is required outside of the Licensed Territory.
8.3Pharmacovigilance. At least [***] before the first clinical trial of the Licensed Product in the Licensed Territory, the Parties shall enter into a safety data exchange agreement (“SDEA”) to specify in detail each Party’s respective obligations with respect to adverse event reporting, monitoring, maintenance of safety databases and related submissions to Regulatory Authorities and other similar obligations with respect to the commercialized Licensed Product in the Licensed Field in the Licensed Territory, which shall be consistent with this Article 8. Both Parties understand that the SDEA shall be modified, if necessary, consistent with the conditions of the Marketing Approval in the Licensed Territory.
9.REPRESENTATIONS AND WARRANTIES
9.1The Parties’ Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:
(i)Such Party (a) is a corporation duly organized and subsisting under the applicable Laws of its jurisdiction of organization, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
(ii)Such Party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a party as of the Effective Date.
(iii)This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other applicable Laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.
(iv)Such Party has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement.
(v)Except with respect to Marketing Approvals for the Licensed Product or as otherwise described in this Agreement, such Party has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.
(vi)The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable Laws or any contractual obligation or court or administrative order by which such Party is bound.
(vii)All of such Party’s employees, officers, independent contractors, consultants, and agents have executed agreements (and will execute) requiring assignment to such Party of all Inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the Confidential Information of such Party.

(viii)Neither such Party, nor any of such Party’s employees, independent contractors, consultants, agents or officers: (i) has ever been debarred or is subject to debarment or, to such Party’s knowledge, convicted of a crime for which a Person could be debarred before a Regulatory Authority under applicable Laws, or (ii) to such Party’s knowledge, has ever been under indictment for a crime for which a Person could be debarred under such Laws.
(ix)All documents, information and know-how furnished or transferred by such Party to the other Party under this Agreement shall be, to its knowledge, free of errors in any material respect.
9.2EPI Health’s Representations and Warranties. EPI Health hereby represents and warrants to Sato, as of the Effective Date, as follows:
(i)EPI Health has sufficient legal and/or beneficial title or other rights under its intellectual property rights necessary to grant the licenses contained in this Agreement.
(ii)EPI Health has sufficient legal and/or beneficial title or other rights to transfer to Sato a copy of the EPI Health Scientific Information.
(iii)There is no pending or, to EPI Health’s knowledge, threatened claim, litigation or any other proceeding brought by a Third Party against EPI Health challenging the validity of the EPI Health Patents in the Licensed Territory, or claiming that the development, manufacture or commercialization of the Licensed Product in the Licensed Field in the Licensed Territory constitutes or would constitute infringement of such Third Party’s intellectual property right(s).
(iv)EPI Health has not received any written communications alleging that it has violated or that it would violate, in any material manner, through the manufacture, use, import, export, sale, and/or offer for sale of the Licensed Product in the Licensed Field and in the Licensed Territory, any intellectual property rights of any Third Party.
(v)EPI Health has (1) the sole and exclusive ownership of or (2) a license (with the right to grant sublicenses thereunder) to the EPI Health Patents, EPI Health Trademarks (if used with the Licensed Product), and EPI Health Scientific Information.
9.3The Parties’ Covenants. Each Party hereby covenants throughout the Term of this Agreement as follows:
(i)Such Party shall not enter into any agreement with a Third Party that will conflict with the rights granted to the other Party under this Agreement.
(ii)If during the Term of this Agreement, a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants, or agents rendering services relating to the Licensed Product: (x) is or will be debarred or convicted of a crime for which such Person could be debarred before a Regulatory Authority under applicable Laws, or (y) is or will be under indictment under such Laws, then such Party promptly shall notify the other Party of the same in writing.
(iii)In connection with this Agreement, and without limiting anything in this Article 9, each Party represents, warrants and covenants that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly, to (i) any Government or Public Official (as defined below); (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of such Party (if any such transfer of value would be a violation of any applicable Laws). Each Party agrees to comply with all applicable anti-bribery laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, each Party represents, warrants and covenants that such Party shall comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Anti-Bribery Act, both as revised from time to time, as well as similar applicable Laws of the country where a Party has its principal place of business and where such Party conducts activities under this Agreement, and to take no action that would reasonably be deemed to cause the other Party to be in violation of the FCPA, the UK Anti-Bribery Act or similar applicable Laws of the country where a Party has its principal place of business and where it conducts activities under this Agreement. Additionally, each Party will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery Laws. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.
9.4Sato’s Additional Representations, Warranties and Covenants.
(i)No Off-Label Uses. Sato hereby covenants throughout the Term that it shall not (by itself or with or through a Third Party) develop, sell, offer for sale, import, market, distribute or promote the Licensed Product in the Licensed Field in the Licensed Territory for uses or indications outside of the scope of the Approved Label. If Sato becomes aware of any activities in contravention of the immediately preceding sentence Sato shall immediately notify EPI Health and provide to EPI Health relevant information.
10.CONFIDENTIALITY OBLIGATIONS OF SATO
10.1Confidentiality Obligations. During the Term of this Agreement and for a period of [***] thereafter, or [***] from the Effective Date, whichever is longer (provided that with respect to any EPI Health Confidential Information that constitutes a “trade secret” under Law, Sato’s obligations as set forth in this Article 10 shall survive for so long as such information constitutes a “trade secret” under Law), Sato:
(i)shall hold in strict confidence any and all Confidential Information disclosed to it by EPI Health or its Affiliates, including, without limitation EPI Health Know-How and EPI Health Scientific Information, (collectively “EPI Health Confidential Information”) and shall not use the EPI Health Confidential Information except in the exercise of its rights or performance of its obligations under this Agreement, nor disclose or supply to any Third Party, nor permit any Third Party, to have access to any of the EPI Health Confidential Information, without first obtaining the written consent of EPI Health;
(ii)shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to EPI Health Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and

(iii)may disclose the EPI Health Confidential Information only to its employees, consultants, independent contractors, agents, Affiliates, and actual or potential acquirers, provided that such employees, consultants, independent contractors, agents, Affiliates, and actual or potential acquirers are bound by terms and conditions of confidentiality no less protective than the terms and conditions that bind Sato hereunder.
For the avoidance of doubt, it is understood that Sato shall be liable for any breach of the confidentiality obligation under this Section 10.1 by any Person to whom the EPI Health Confidential Information is disclosed by Sato.
10.2Exceptions. Sato’s obligations of confidentiality and non-use under Section 10.1 shall not apply and Sato shall have no further obligations with respect to any of the EPI Health Confidential Information, to the extent Sato can establish by competent proof that such EPI Health Confidential Information:
(i)is or becomes part of the public domain without breach by Sato of this Agreement;
(ii)was in Sato’s possession before disclosure by EPI Health and was not acquired directly or indirectly from EPI Health;
(iii)is obtained from a Third Party with no obligation of confidentiality to EPI Health, who has a right to disclose it to Sato; or
(iv)is developed by Sato without any use of, reference to or reliance on any EPI Health Confidential Information.
10.3 Disclosures Required by Law. To the extent Sato is required to reveal any EPI Health Confidential Information in response to a court decision or administrative order, or to comply with applicable Laws, Sato shall inform EPI Health immediately by written notice and cooperate with EPI Health using Commercially Reasonable Efforts either to enable EPI Health to seek protective measures for such EPI Health Confidential Information, or to seek confidential treatment of such EPI Health Confidential Information, and in such case Sato shall disclose only such portion of the EPI Health Confidential Information which is so required to be disclosed, provided that any EPI Health Confidential Information disclosed in accordance with this Section 10.3 shall remain EPI Health Confidential information for all other purposes.
10.4Disclosure for Marketing Approvals; Publications. Nothing herein shall prevent Sato from disclosing any EPI Health Confidential Information to the extent that such EPI Health Confidential Information is required to be used or disclosed for the purposes of seeking or maintaining Marketing Approvals of Licensed Products in the Licensed Field in the Licensed Territory or seeking patent protection for Inventions it owns or has responsibility for prosecuting under Article 6. Sato shall further have the right to present EPI Health Scientific Information at conferences or to publish EPI Health Scientific Information in journals (collectively “Publications”), provided, in each case, that Publication is subject to EPI Health’s prior written consent, not to be unreasonably withheld, delayed or conditioned.
11.CONFIDENTIALITY OBLIGATIONS OF EPI HEALTH
11.1Confidentiality Obligations. During the Term of this Agreement and for a period of [***] thereafter, or [***] from the Effective Date, whichever is longer (provided that with respect to any Sato Confidential Information that constitutes a “trade secret” under Law, EPI Health’s obligations as set forth in this Article 11 shall survive for so long as such information constitutes a “trade secret” under Law), EPI Health:

(i)shall hold in strict confidence any and all Confidential Information disclosed to it by Sato or its Affiliates, including without limitation the Sato Know-How (collectively “Sato Confidential Information”), and shall not use the Sato Confidential Information except in the exercise of its rights or performance of its obligations under this Agreement, nor disclose or supply to any Third Party nor permit any Third Party to have access to any of the Sato Confidential Information, without first obtaining the written consent of Sato;
(ii)shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Sato Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and
(iii)may disclose the Sato Confidential Information only to its employees, consultants, independent contractors, agents, Affiliates, actual and potential EPI Health Licensees and actual and potential acquirers, provided that such employees, consultants, independent contractors, agents, Affiliates, actual and potential EPI Health Licensees and actual and potential acquirers are bound by terms and conditions of confidentiality no less protective than the terms and conditions that bind EPI Health hereunder.
For the avoidance of doubt, it is understood that EPI Health shall be liable for any breach of the confidentiality obligation under this Section 11.1 by any Person to whom the Sato Confidential Information is disclosed by EPI Health.
11.2Exceptions. EPI Health’s obligations of confidentiality and non-use under Section 11.1 shall not apply and EPI Health shall have no further obligations with respect to any of the Sato Confidential Information as far as EPI Health can establish by competent proof that such Sato Confidential Information:
(i)is or becomes part of the public domain without breach by EPI Health of this Agreement;
(ii)was in EPI Health’s possession before disclosure by Sato to EPI Health and was not acquired directly or indirectly from Sato;
(iii)is obtained from a Third Party with no obligation of confidentiality to Sato, who has a right to disclose it to EPI Health; or
(iv)is developed by EPI Health without any use of, reference to or reliance on any Sato Confidential Information.
11.3Disclosures Required by Law. To the extent EPI Health is required to reveal any Sato Confidential Information in response to a court decision or administrative order, or to comply with applicable Laws of a governmental authority or rules of a securities exchange, EPI Health shall inform Sato immediately by written notice and cooperate with Sato using Commercially Reasonable Efforts either to enable Sato to seek protective measures for such Sato Confidential Information, or to seek confidential treatment of such Sato Confidential Information, and in such case EPI Health shall disclose only such portion of the Sato Confidential Information which is so required to be disclosed, provided that any Sato Confidential Information disclosed in accordance with this Section 11.3 shall remain Sato Confidential Information for all other purposes.
11.4Disclosure for Marketing Approvals; Publications. Nothing herein shall prevent EPI Health from disclosing any Sato Confidential Information to the extent that such Sato Confidential Information is required to be used or disclosed for the purposes of seeking or maintaining Marketing Approvals of Licensed Products outside the Licensed Territory, obtaining Marketing Approvals of Licensed Products in the Licensed Territory outside the Licensed Field, or seeking patent protection for Inventions it owns or has responsibility for prosecuting under Article 6. EPI Health, its Affiliates and EPI Health Licensees shall further have the right to disclose any Sato Scientific Information in a Publication, provided that if the Sato Scientific Information concerned has not been previously published, such Publication is subject to Sato’s prior written consent, not to be unreasonably withheld, delayed or conditioned.
12.PRESS RELEASES
12.1Press Releases. Subject to Articles 10 and 11 as applicable, either Party may issue a press release or public announcement concerning any aspect of the development or commercialization of the Licensed Product in the Licensed Field in the Licensed Territory, provided that it provides to the other Party a copy of such press release or public announcement at least [***] in advance of its intended publication or release thereof and obtains the written consent, not to be unreasonably withheld, delayed or conditioned, of such other Party to such publication or release. Notwithstanding the foregoing, subject to Sections 10.3 or 11.3, as applicable, either Party may issue any public announcement that it is advised by legal counsel is required under applicable Laws or rules of an applicable securities exchange, provided that such Party provides to the other Party a copy of such press release or public announcement promptly after its release thereof.
12.2No Disclosure of Terms and Conditions. Upon the Effective Date, the Parties will issue a joint press release announcing the execution of this Agreement, in the form attached hereto as Annex 4. No press release or public announcement shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof, without the prior written consent of the other Party which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, either Party may disclose the existence of this Agreement and the terms and conditions hereof without the prior written consent of the other pursuant to Sections 10.3 or 11.3, as applicable, or in connection with a due diligence process associated with any future financing by either Party or the negotiation or exploration of a possible strategic transaction involving such Party, provided that such disclosure is made in the course of such diligence, negotiation or exploration pursuant to confidentiality obligations consistent with those set forth in this Agreement.
13.PAYMENTS
13.1Upfront and Milestone Payments. In partial consideration of the licenses and other rights granted to Sato herein, Sato shall pay to EPI Health the following:
(i)an upfront payment of five million USD ($5,000,000), due and payable within the later of: (1) [***], or (2) [***]; and
(ii)a milestone payment of two million five hundred thousand USD ($2,500,000) upon receipt of Marketing Approval of the Licensed Product in the Licensed Field in the Licensed Territory, due and payable within [***] after such receipt.
13.2Royalty.
(i)In partial consideration of the rights granted to Sato herein, Sato shall pay to EPI Health a royalty as follows: (a) [***] of Net Sales during the Term for the time period beginning on the Effective Date and continuing until the later of (i) expiration of the last to expire Valid Claim of the EPI Health Patents in the Licensed Territory and (ii) [***] (such time period, the “Initial Royalty Term”); (b) [***] of Net Sales during the Term for the time period beginning on the expiration of the Initial Royalty Term and continuing until the later of (i) expiration of Marketing Exclusivity in the Licensed Territory and (ii) introduction of a Generic Product in the Licensed Territory (the “Secondary Royalty Term”); and (c) [***] of Net Sales during the Term for the time period beginning on the expiration of the Secondary Royalty Term and continuing for the remainder of the Term.
(ii)Significant Value of EPI Health Know-How. The Parties acknowledge that the EPI Health Know-How is of significant value for the development and commercialization of Licensed Product in the Licensed Field in the Licensed Territory, and have determined and agreed to the royalty terms set forth herein on the basis of this assumption.
13.3Payment. [***]. All payments under this Article 13 shall be made without setoff or deduction of any kind, other than pursuant to Section 13.7. Sato shall calculate the amounts payable hereunder using exchange rate methodology consistent throughout its financial records and bookkeeping and in accordance with Japanese generally accepted accounting principles, as applicable.
13.4Notification.
(i)Milestones. Sato shall notify EPI Health of the achievement of the milestone set forth in Section 13.1(ii) within [***] after achievement thereof.
(ii)Royalties. Sato shall provide to EPI Health a good faith written estimate of the royalties payable to EPI Health under Section 13.2 within [***] after the end of the calendar quarter with respect to which such royalties are due, and shall pay to EPI Health all royalties payable to EPI Health under Section 13.2 within [***] after the end of the applicable calendar quarter. Royalties payable under Section 13.2 shall be payable only once with respect to a particular unit of Licensed Product and shall be paid only once regardless of whether one or more EPI Health Patent(s) is applicable to such Licensed Product.
13.5Maintenance of Records; Sales Reports. Sato shall keep true, correct and complete books and records of all royalties and other amounts payable to EPI Health under Section 13.2 hereof, including without limitation all financial information needed to calculate Net Sales, for such periods of time as are required under applicable Law, provided that in no event shall Sato retain such books and records for less than [***] after the date of relevant payment made to EPI Health. Sato shall deliver to EPI Health a preliminary Sales Report [***] after the end of each calendar quarter and a final Sales Report [***] after the end of each calendar quarter. All financial terms and standards (including any calculation of Net Sales and financial payments due under this Agreement) shall be governed by and determined in accordance with Japanese generally accepted accounting principles and shall be consistent with Sato’s audited consolidated financial statements.
13.6Account. All payments to be made to EPI Health under this Agreement shall be made by wire transfer to the following account:

Recipient US Bank:	[***]
[***]
[***]

Routing & Transit #:	[***]

Swift Code:	[***]

For Credit of (Account Name):	EPI Health, LLC

Address:	4020 Stirrup Creek Drive, Suite 110
Durham, NC 27703

Final Credit Account #:	[***]

or such other account as may be specified by EPI Health in writing to Sato.

13.7Taxes. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 13.7. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to recipient within [***] of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes.
13.8Audits. EPI Health shall have the right, no more than [***] during each calendar year during the Term of this Agreement and for [***] after its termination, to have an independent certified public accountant (“Accountant”) of its own selection (subject to Sato’s acceptance of such Accountant, such acceptance not to be unreasonably withheld, delayed or conditioned) and at its own expense audit the relevant books and records of account of Sato in connection with the payment of royalties and any other amounts under this Agreement during normal business hours, and upon reasonable prior notice, to determine whether appropriate accounting has been performed and payments have been made to EPI Health hereunder; provided that such Accountant shall be bound to treat all information reviewed during such audit as confidential, and does not disclose to EPI Health any information other than information which shall have previously been given to EPI Health pursuant to any provision of this Agreement or information regarding the payments due to or by EPI Health as a result of such audit. Notwithstanding the foregoing, such Accountant may support its audit conclusions with underlying Sato Confidential Information if challenged by Sato, provided that all such disclosures shall be maintained as confidential by such Accountant and EPI Health with respect to Third Parties.
If the Accountant determines that the Sales Report has not been true or accurate, then Sato shall refund EPI Health for the costs of the Accountant if Sato has underpaid such royalties by more than [***], and the royalties shall be re-calculated on the basis of the Accountant’s findings. Such Accountant’s findings shall be binding for both Parties absent manifest error.
13.9Late Payments. If EPI Health does not receive payment of any sum due to it under Section 13.1 or Section 13.2 on or before the due date, simple interest shall thereafter accrue on the sum due to EPI Health from the due date until the date of payment at the rate of prime (as reported in The Wall Street Journal (Eastern U.S. edition) plus [***] per annum or the maximum rate allowable by applicable Law, whichever is less.
14.INDEMNIFICATION
14.1By EPI Health. EPI Health shall defend, indemnify and hold harmless Sato and its Affiliates and its and their directors, officers, managers, agents, successors, assignees and employees (the “Sato Indemnitees”) from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses, including reasonable attorneys’ fees (collectively “Damages”) to the extent arising from any claim, action or proceeding made or brought against Sato Indemnitees by a Third Party in connection with (i) the gross negligence, recklessness, or intentional wrongful acts or omissions of EPI Health, its Affiliates, and/or EPI Health Licensees and its or their respective employees, officers, independent contractors, consultants, or agents, in connection with the performance by or on behalf of EPI Health of EPI Health’s obligations or exercise of its rights under this Agreement; (ii) any breach by EPI Health, or its Affiliates, EPI Health Licensees or independent contractors of any representation, warranty, covenant, or obligation of EPI Health set forth in this Agreement, and (iii) the development, manufacture, use, handling, storage, commercialization, transfer, importation, exportation or labeling, of the Licensed Product by or on behalf of EPI Health, its Affiliates or EPI Health Licensees either prior to the Effective Date anywhere in the world, or on or after the Effective Date outside the Licensed Territory or outside the Licensed Field in the Licensed Territory; except in any such case to the extent such Damages are reasonably attributable to any negligence, willful misconduct, or breach of this Agreement by Sato or a Sato Indemnitee.
14.2By Sato. Sato shall defend, indemnify and hold harmless EPI Health and its Affiliates, and its and their directors, officers, managers, agents, successors, assignees and employees (the “EPI Health Indemnitees”) from and against any and all Damages to the extent arising from any claim, action or proceeding made or brought against EPI Health Indemnitees by a Third Party in connection with (i) the gross negligence, recklessness, or intentional wrongful acts or omissions of Sato or its Affiliates or sublicensees, or its or their respective employees, officers, independent contractors, consultants, or agents, in connection with the performance by or on behalf of Sato of Sato’s obligations or exercise of its rights under this Agreement; (ii) any breach by Sato, or its Affiliates or sublicensees or independent contractors of any representation, warranty, covenant, or obligation of Sato set forth in this Agreement; and (iii) the development, manufacture (other than by EPI Health), use, handling, storage, commercialization, transfer, importation, exportation or labeling of the Licensed Product by or on behalf of Sato or any of its Affiliates or sublicensees, agents, and independent contractors; except in any such case to the extent such Damages are reasonably attributable to any negligence, willful misconduct, or breach of this Agreement by EPI Health or an EPI Health Indemnitee.
14.3Indemnification Procedure.

(i)Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought pursuant to this Article 14. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 14, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”). The Indemnifying Party and Indemnified Party shall promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding. At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Section 14.3 by giving written notice to the Indemnified Party within [***] (or until such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than [***] (the “Election Time Period”); with the Indemnified Party being obligated to make all reasonable efforts to obtain any such extension) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, solely for claims, (i) that solely seek monetary damages and (ii) as to which the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnified Party may assume responsibility for such defense if the Litigation Conditions are not satisfied, by written notice to the Indemnifying Party within the Election Time Period. If the Indemnified Party fails to promptly provide an Indemnification Claim Notice, and such failure materially prejudices the defense of such claim, then the Indemnifying Party shall be relieved of its responsibility to indemnify the Indemnified Party.
(ii)Upon assuming the defense of a Third Party claim in accordance with this Section 14.3, the Indemnifying Party shall be entitled to appoint lead and any local counsel in the defense of the Third Party claim. Should the Indemnifying Party assume and continue the defense of a Third Party claim, except as otherwise set forth in this Section 14.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Third Party claim. Without limiting this Section 14.3, any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless (a) the engagement thereof has been specifically requested by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume and actively further the defense and engage counsel in accordance with this Section 14.3 (in which case the Indemnified Party will control the defense), or (c) the Indemnifying Party no longer satisfies the Litigation Conditions.
(iii)Subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which such Indemnified Party will be liable to pay pursuant to such settlement or disposal of such claim prior to the time such payments become due by the Indemnified Party. With respect to all other Damages in connection with Third Party claims, where the Indemnifying Party has assumed the defense of the Third Party claim in accordance with this Section 14.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, provided it obtains the prior written consent of the Indemnified Party, not to be unreasonably withheld, delayed or conditioned.

(iv)The Indemnifying Party that has assumed the defense of the Third Party claim in accordance with this Section 14.3 will not be liable for any settlement or other disposition of any Damages by an Indemnified Party that is reached without the written consent of such Indemnifying Party. The Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party claim in accordance with this Section 14.3. If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses including to the extent possible, former employees and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.
14.4Insurance. Each Party shall obtain and maintain insurance reasonably sufficient to cover its potential liability under this Agreement and shall provide evidence of such insurance to the other Party upon request.
14.5Except as expressly provided in this Article 14, neither Party shall have any liability to indemnify the other Party against any Third Party claims.
15.LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES; DISCLAIMER
15.1EXCEPT IN THE CASE OF A BREACH OF ARTICLES 10 OR 11, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 14 OR LIABILITY OF A PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR FOR GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.
15.2EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCT OR ANY OTHER SUBJECT MATTER OF THIS AGREEEMENT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.
16.TERM; EXPIRATION.
16.1Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as specifically provided in this Agreement, shall continue in effect until the fifteenth (15th) anniversary of the first Marketing Approval of the Licensed

Product in the Licensed Field in the Licensed Territory (the “Initial Term”), unless terminated earlier pursuant to Article 17. This Agreement shall be automatically extended for a further period of two (2) years following the Initial Term (the “Renewal Term,” together with the Initial Term, the “Term”) unless either Party gives no less than one (1) years’ notice before the end of the Initial Term that it does not wish to renew this Agreement.
16.2Effect of Expiration. Upon expiration of this Agreement in accordance with Section 16.1:
(i)the Licensed Rights shall continue in full force and effect provided that the license granted in Section 2.1 shall become non-exclusive and be considered to be fully paid-up;
(ii)Sato’s confidentiality obligation under Article 10 shall continue to be in full force and effect for the period set forth in Article 10;
(iii)EPI Health shall have the right to freely use and license all EPI Health Scientific Information and all Sato Scientific Information disclosed by Sato to EPI Health hereunder;
(iv)The licenses granted by Sato to EPI Health pursuant to Section 2.3 and other provisions of this Agreement shall continue in effect in addition to those Sections that also survive pursuant to Section 16.3 and shall be expanded to include the Licensed Field in the Licensed Territory;
(v)Sato shall transfer and assign, and hereby does assign, to EPI Health all of Sato’s right, title and interest in and to all Drug Approval Applications, Marketing Approvals, regulatory dossiers and all other filings and submissions with and to Regulatory Authorities with respect to any and all Licensed Products in the Licensed Field in the Licensed Territory;
(vi)The Parties shall negotiate in good faith the consideration for the transfer and assignment to EPI Health all of Sato’s right, title and interest in and to all Drug Approval Applications, Marketing Approvals, regulatory dossiers and all other filings and submissions with and to Regulatory Authorities, with respect to any and all Licensed Products in the Licensed Field in the Licensed Territory, provided that if the Parties have not mutually agreed to such consideration within [***] following expiration of this Agreement, then the amount of such consideration shall be determined by a mutually-agreed independent expert within [***] following expiration of this Agreement, with the costs of such expert to be shared equally by the Parties;
(vii)Sato shall have the right to sell off the then-existing inventory of Licensed Product for a period of [***] following the date of such expiration, provided, that, upon EPI Health’s request within [***] following expiration of this Agreement, Sato shall sell and transfer to EPI Health all then-existing inventory at Sato’s manufacturing cost of such inventory, provided further that if Sato elects not to sell of such then-existing inventory and EPI Health does not request such then-existing inventory, then Sato shall promptly, and in no event more than [***] following such expiration, destroy all then-existing inventory of Licensed Product; and
(viii)subject to Sections 16.2(iii) and 16.2(iv) hereof, EPI Health’s confidentiality obligation under Section 11 shall continue to be in full force and effect for the period set forth in Section 11.

16.3Survival. For the avoidance of doubt, it is understood that provisions under Articles 1 (to the extent necessary to enforce other surviving rights and obligations of the Parties), 8, 10, 11, 12, 13, 14, 15, 18, 20, 21 and 22 and Sections 2.4, 5.5 (last sentence only), 5.6, 5.7 (subject to Article 18), 6.1, 6.2, 6.4-6.7 (but only with respect to Joint Patents), 7.1, 16.2, 16.3 and 16.4 shall survive the termination or expiration of this Agreement.
16.4Other Remedies. Termination or expiration of this Agreement for any reason shall not release any Party from any liability or obligation that has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
17.EARLY TERMINATION
17.1At Sato’s Convenience. Sato may terminate this Agreement at-will on one hundred twenty (120) calendar days’ written notice to EPI Health.
17.2Material Breach. Without prejudice and in addition to any other contractual remedy the non-defaulting Party may have under this Agreement, either Party may terminate this Agreement in writing, if the other Party commits a material breach of any provision of this Agreement and such breach is not cured within sixty (60) calendar days after written notice of the breach is received by the other Party.
17.3Force Majeure. The Agreement may be terminated by either Party in the event of a Force Majeure (as hereinafter defined) pursuant to Section 19.2.
17.4Insolvency. Either Party may terminate this Agreement upon written notice if the other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law that is not dismissed within sixty (60) calendar days, makes an assignment for the benefit of its creditors or has a receiver or trustee appointed for all or substantially all of its property.
17.5Patent Challenge. In the event that Sato or any of its Affiliates or its or their sublicensees commences or otherwise, directly or indirectly, pursues (or, other than as required by Law or legal process, voluntarily assists any Third Party to pursue in any material respect where Sato or its Affiliates or its or their sublicensees has knowledge that its assistance will be used by the Third Party to pursue) any proceeding seeking to have any of the EPI Health Patents revoked or declared invalid, unpatentable, or unenforceable, EPI Health may declare a material breach hereunder, terminate this Agreement on written notice to Sato and shall then have the right to exercise the remedies available under Section 18.1 with immediate effect.
18.OBLIGATIONS UPON EARLY TERMINATION
18.1Early Termination by EPI Health; Termination for Convenience by Sato; Termination for Force Majeure. In the event of termination of this Agreement by EPI Health in accordance with Sections 17.2, 17.3, 17.4 or 17.5, by Sato under Section 17.1 or 17.3:
(i)all Licensed Rights shall terminate and the license granted shall revert to EPI Health without any compensation to be paid by EPI Health;
(ii)Sato shall return to EPI Health any and all EPI Health Scientific Information;

(iii)Sato shall transfer and assign, and hereby does assign, to EPI Health or its nominee any and all Sato Scientific Information, Marketing Approvals and all other filings and submissions with and to Regulatory Authorities with respect to the Licensed Products, including Drug Approval Applications and regulatory dossiers. To this end, Sato shall make Commercially Reasonable Efforts to file for transfer with the relevant Regulatory Authorities and to give all other notifications and approvals necessary under law for the transfer of Marketing Approvals and such other filings and submissions. Upon such transfer, notwithstanding anything to the contrary herein, all of the foregoing shall be deemed EPI Confidential Information;
(iv)as applicable, Sato shall grant to EPI Health a worldwide, fully-paid, royalty-free license, with the right to sublicense, to use the Sato Trademarks (including, without limitation, the goodwill symbolized by such Sato Trademarks) used to brand the Licensed Product, and a license to reproduce, distribute, perform, display and prepare derivative works of Sato’s copyrights used to brand or promote the Licensed Product, in each case solely to the extent necessary or useful for commercializing the Licensed Product;
(v)The licenses granted by Sato to EPI Health pursuant to Section 2.3 and other provisions of this Agreement shall continue in effect in addition to those Sections that also survive pursuant to Section 16.3 and shall be expanded to include the Licensed Field in the Licensed Territory;
(vi)Sato shall furnish EPI Health with reasonable cooperation, at Sato’s expense, to assure a smooth transition of any clinical or other studies in progress related to the Licensed Product, which EPI Health determines to continue in compliance with applicable Laws and ethical guidelines applicable to the transfer or termination of any such studies. In the event that EPI Health informs Sato that it does not intend to continue specific development activities then in progress, costs incurred in closing out such activities shall be borne by Sato;
(vii)upon the request of EPI Health within [***] following such termination, Sato shall sell and transfer to EPI Health all then-existing inventory at Sato’s manufacturing cost of such then-existing inventory, provided that if EPI Health does not so request, Sato shall promptly, and in no event more than [***] following such termination, destroy all then-existing inventory of Licensed Product; and
(viii)Sato shall not withdraw or cancel any Marketing Approval or Drug Approval Application, unless expressly instructed so by EPI Health in writing.
18.2Early Termination by Sato.
(i)Subject to Section 18.3, in the event of termination of this Agreement by Sato in accordance with Sections 17.2 or 17.4, the Licensed Rights shall terminate upon the effective date of termination, and Sato may pursue all rights and remedies it may have at law or in equity with respect to the early termination of this Agreement; the licenses granted by Sato to EPI Health pursuant to Section 2.3 and other provisions of this Agreement shall continue in effect in addition to those Sections that also survive pursuant to Section 16.3 and shall be expanded to include the Licensed Field; and EPI Health’s obligations and Sato’s rights under those provisions that survive termination of this Agreement pursuant to Section 16.3, including without limitation Sato’s obligation to indemnify EPI Health pursuant to Section 14.2.
(ii)In the case where Sato is entitled to terminate this Agreement in accordance with Section 17.2 in response to EPI Health’s uncured material breach of this Agreement, as finally determined under Article 22, [***].

18.3Bankruptcy Laws. All rights and licenses granted under or pursuant to this Agreement by EPI Health or Sato are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and of any similar provisions of applicable Laws under any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of right to “intellectual property” as defined under the Bankruptcy Laws. Each Party agrees that the other Party, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Laws.
19.FORCE MAJEURE
19.1Force Majeure. No failure or delay by either Party in the performance of any obligation hereunder shall be deemed a breach of this Agreement nor create any liability for any damages, increased cost or losses which the other Party may sustain by reason of such failure or delay of performance, if the same shall arise from any cause or causes beyond the control of that Party, such as earthquake, storm, flood, fire, other acts of nature, epidemic, war, riot, hostility, public disturbance, cessation of transport, act of public enemies, prohibition or act by a government or public agency, strike or other labor dispute or work stoppage (collectively “Force Majeure”); provided, however, that the Party so prevented shall continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages and provided further that governmental responses to the Covid-19 pandemic shall not be considered Force Majeure events hereunder.
The Party so prevented shall without undue delay notify the other Party in writing thereof.
19.2Continued Force Majeure. Should the event of Force Majeure continue for more than [***], the Parties shall promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement in view of the effect of the event of Force Majeure. If no agreement can be reached within [***] after expiration of such [***], either Party may terminate this Agreement effective immediately upon written notice to the other Party.
20.GENERAL PROVISIONS
20.1Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including without limitation those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or similar transaction, subject to the assignee agreeing to be bound by the terms of this Agreement. Any purported assignment in violation of the preceding sentences shall be void. Any permitted successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.
20.2Headings. Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement.

20.3Waiver. No waiver of any breach or default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent breach or default with respect to the same or any other provision hereof.
20.4Notices. Any and all notices given by one Party to the other Party under this Agreement must be in writing and shall be deemed effectively given (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (iv) on the second Business Day after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices shall be sent to the other Party’s address as set out at the beginning of this Agreement or to the latest address of such Party as shall have been communicated to the other Party.

Notices sent to EPI Health shall be directed to:	EPI Health, LLC
134 Columbus Street
Charleston, SC 29403
USA
Attn: [***]

With a copy to:	Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, NC 27703
USA
Attn: [***]

Notices sent to Sato shall be directed to:	Sato Pharmaceutical Co. Ltd.
AHC Building 1-5-27
Moto-Akasaka, Minato-ku, Tokyo 107-0051
Japan
Attn: [***]

20.5Severability. Should any part of this Agreement be held unenforceable or in conflict with the applicable Laws of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.
20.6Entire Agreement. This Agreement, together with all Annexes attached hereto, constitute the whole agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties and/or their Affiliates respecting the subject matter hereof, including without limitation the Confidentiality Agreement, provided, however, that all Confidential Information (as defined therein) exchanged between the Parties under the Confidentiality Agreement shall be deemed Confidential Information under this Agreement and to have been disclosed hereunder, and shall be governed by the terms of this

Agreement. For the avoidance of doubt, any Confidential Information (as defined in the Confidentiality Agreement) disclosed by or on behalf of Novan, Inc. pursuant to the Confidentiality Agreement shall be deemed EPI Confidential Information hereunder.
20.7Amendment. Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by the due representatives of the Parties.
20.8Counterparts. This Agreement may be executed in more than one (1) counterpart, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one (1) and the same agreement. This Agreement may be executed by facsimile, PDF or electronic signatures, which signatures shall have the same force and effect as original signatures.
20.9Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.
20.10Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
20.11Compliance with Laws. Each Party will comply with all Laws in performing its obligations and exercising its rights hereunder, including without limitation all Laws relating to the export, re-export or other transfer of any Information transferred pursuant to this Agreement or the Licensed Product.
20.12Performance by Affiliates. Sato may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that Sato shall remain responsible for the performance by its Affiliates and shall use Commercially Reasonable Efforts to cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
21.GOVERNING LAW
21.1Governing Law. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of Delaware, USA, excluding its provisions regarding conflicts of law, except that Article 22 and any arbitration thereunder shall be governed by the Federal Arbitration Act, Chapters 1 and 2. The United Nations Convention on Contracts for the International Sale of Goods shall not apply. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
22.DISPUTE RESOLUTION; JURISDICTION
22.1Resolution by CEOs. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof (“Dispute”), the Chief Executive Officers of each Party (“CEOs”) shall attempt to reach a solution satisfactory to both Parties. If the CEOs do not reach such solution within a period of [***] or such longer period as the Parties may mutually agree upon, then, upon notice by either Party to the other, all

Disputes shall be finally settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with the International Arbitration Rules (“Rules”).
22.2Arbitration. The arbitration shall be held in London, United Kingdom. The language of the arbitration shall be English. The arbitration shall be conducted by three (3) arbitrators; provided, however, that the arbitration may be conducted by only one arbitrator if the Parties so agree in advance of the arbitration and are able to agree upon a single, mutually acceptable individual who is knowledgeable in the subject matter at issue in the dispute. If the arbitration is to be conducted by three (3) arbitrators, within [***] after the commencement of arbitration, each Party shall appoint one (1) arbitrator, and within [***] of their appointment, the two appointed arbitrators shall select a third arbitrator who shall act as the chair of the tribunal. If any of the arbitrators are not appointed within the deadline, the ICDR shall appoint the arbitrator.
22.3Award. The award shall be made within [***] of the filing of the notice of arbitration, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the arbitrator(s) if necessary. Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof.
22.4Attorneys’ Fees and Costs. The arbitrator(s) shall award to the prevailing Party, if any, as determined by the arbitrators, all of its attorneys’ fees and costs.
22.5Confidentiality. The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.
22.6Disputes Relating to Patent Rights. Notwithstanding the provisions of this Article 22, disputes relating to the inventorship, enforceability, validity or scope of patent rights shall be submitted for resolution to a court of competent jurisdiction.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers or representatives.

EPI Health, LLC	Sato Pharmaceutical Co., Ltd.

By: /s/ Paula Brown Stafford	By: /s/ Seiichi Sato

Paula Brown Stafford	Seiichi Sato
Chief Executive Officer	President and Chief Executive Officer